As filed with the Securities and Exchange Commission on March 14, 2013

File No. 333-___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

REGISTRATION STATEMENT

on

FORM S-8

UNDER

THE SECURITIES ACT OF 1933

CONSOLIDATED WATER CO. LTD.

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands, B.W.I.	98-0619652
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Regatta Office Park

Windward Three, 4th Floor

West Bay Road, P.O. Box 1114

Grand Cayman, KY1-1102

Cayman Islands

(Address of Principal Executive Offices)(Zip Code)

2008 Equity Incentive Plan

and

Employee Share Option Plan

(Full Title of the Plan)

David W. Sasnett

Chief Financial Officer

c/o Aquilex, Inc.

5810 Coral Ridge Drive, Suite 220

Coral Springs FL, 33076

(Name and Address of Agent For Service)

(954) 509-8200

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

This registration statement shall become effective upon filing with the Commission in accordance with Section 8(a) of the Securities Act of 1933, as amended, and Rules 456 and 462 promulgated thereunder.

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount Of Registration Fee
Ordinary Shares, par value $0.60 per share	1,535,000(1)(2) shares	$9.105	(3)	$13,976,175	(3)	$1,907	(3)

(1)	This Registration Statement covers, in addition to the number of ordinary shares, par value $0.60 per share, of Consolidated Water Co. Ltd. (the “Registrant”) stated above, options and other rights to purchase or acquire the ordinary shares covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Registrant’s 2008 Equity Incentive Plan and Employee Share Option Plan, as a result of one or more adjustments under the plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.
(2)	Each ordinary share is accompanied by a stock purchase right pursuant to the Option Deed dated as of August 6, 1997 and as amended on August 8, 2005, September 27, 2005 and September 30, 2007, between the Registrant and American Stock Transfer & Trust Company.
(3)	Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the ordinary shares on March 11, 2013, as quoted on the NASDAQ Global Select Market.

EXPLANATORY NOTE

This Registration Statement includes a reoffer prospectus prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions to Form S-8). The reoffer prospectus may be utilized for reofferings and resales on a continuous or a delayed basis in the future by our shareholders of ordinary shares with respect to grants made, or to be made, under the 2008 Equity Incentive Plan and Employee Share Option Plan. The reoffer prospectus does not contain all of the information included in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the U.S Securities and Exchange Commission. Statements contained in this reoffer prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2008 Equity Incentive Plan and the Employee Share Option Plan of Consolidated Water Co. Ltd. as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the U.S. Securities and Exchange Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The Registrant will furnish, without charge, to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement. All such documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will also furnish, without charge, to each employee, upon the written or oral request of such employee, a copy of other documents required to be delivered pursuant to Rule 428(b) under the Securities Act. Requests should be directed to the Vice President of Finance at Consolidated Water Co. Ltd., Attention: Vice President of Finance, 5810 Coral Ridge Drive, Suite 220, Coral Springs FL, 33076, having a general telephone number of (954) 509-8200.

REOFFER PROSPECTUS

266,714 ORDINARY SHARES OF

CONSOLIDATED WATER CO. LTD.

This reoffer prospectus relates to 266,714 ordinary shares, par value $0.60 per share, which may be offered for sale from time to time by certain shareholders of Consolidated Water Co. Ltd. (“Consolidated Water”), as described under the caption “Selling Shareholders.” These selling shareholders are directors, officers or employees of Consolidated Water. We will not receive any proceeds from the sale of ordinary shares pursuant to this reoffer prospectus. The selling shareholders have acquired or may acquire the ordinary shares pursuant to grants made or to be made under our 2008 Equity Incentive Plan (the “Compensation Plan”), and these shareholders may resell all, a portion, or none of the ordinary shares from time to time.

The ordinary shares are “control securities” under the Securities Act of 1933, as amended (the “Securities Act”), before their sale under this reoffer prospectus. This reoffer prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by selling shareholders, on a continuous or delayed basis, to the public without restriction. Each shareholder that sells ordinary shares pursuant to this reoffer prospectus may be deemed to be an “underwriter” within the meaning of the Securities Act. In addition, any commissions received by a broker or dealer in connection with resales of shares may be deemed to be underwriting commissions or discounts under the Securities Act.

You should read this reoffer prospectus and any accompanying prospectus supplement carefully before you make your investment decision. The sales may occur in transactions on the NASDAQ Global Select Market at prevailing market prices or in negotiated transactions. We will not receive any proceeds from any of these sales. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by each of the selling shareholders will be borne by that shareholder.

Investing in the ordinary shares involves risks. See “Risk Factors” beginning on page 3.

Our ordinary shares are currently listed for trading on the NASDAQ Global Select Market under the symbol “CWCO.” The last reported sale price of our ordinary shares on the NASDAQ Global Select Market on March 11, 2013 was $9.10 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this reoffer prospectus is March 14, 2013.

i

THE COMPANY

The summary description of our business may not contain all information that may be important to you. You should read this entire prospectus, including the information set forth herein under the heading “Risk Factors” and our financial statements and related notes, included or incorporated by reference in this prospectus, before making an investment decision.

References in this reoffer prospectus to “we,” “us,” “our,” “Consolidated Water,” the “registrant” or the “Company,” unless the context requires otherwise, refer to Consolidated Water Co. Ltd.

We develop and operate seawater desalination plants (that utilized reverse osmosis technology) and water distribution systems in areas where naturally occurring supplies of potable water are scarce or nonexistent. Through our subsidiaries and affiliates, we provide the following services to our customers in the Cayman Islands, the Bahamas, Belize, and the British Virgin Islands:

•	Retail Water Operations. We produce and supply water to end-users, including residential, commercial and government customers in the Cayman Islands under an exclusive retail license issued by the Cayman Islands government to provide water in two of the most populated and rapidly developing areas in the Cayman Islands. In 2012, our retail water operations generated approximately 37% of our consolidated revenues.

•	Bulk Water Operations. We produce and supply water to government-owned distributors in the Cayman Islands, Belize and the Bahamas. In 2012, our bulk water operations generated approximately 62% of our consolidated revenues.

•	Services Operations. We provide engineering and management services for desalination projects, including designing and constructing desalination plants and managing and operating desalination plants owned by other companies. In 2012, our services operations generated approximately 1% of our consolidated revenues.

•	Affiliate Operations. We have two affiliates. (1) We own 50% of the voting rights and 43.5% of the equity rights of Ocean Conversion (BVI) Ltd. (“OC-BVI”), which produces and supplies bulk water to the British Virgin Islands Water and Sewerage Department. (2) We own, through our wholly-owned Netherlands subsidiary, Consolidated Water Cooperatief, U.A., a 50% interest in N.S.C. Agua, S.A. de C.V., (“NSC”) a Mexican company. NSC has been formed to pursue a project encompassing the construction, ownership and operation of a 100 million gallon per day seawater reverse osmosis desalination plant to be located in northern Baja California, Mexico and an accompanying pipeline to deliver water to the U.S. border. The project is in the development stage and NSC does not presently generate any operating revenues.

As of December 31, 2012, the number of plants we, or our affiliates, operate in each country and the production capacities of these plants are as follows:

Location	Plants	Capacity
Cayman Islands	8	10.2
Bahamas	3	15.2
Belize	1	0.6
British Virgin Islands	2	0.8
Total	14	26.8

(1) In millions per day.

1

Strategy

Our strategy is to provide water services in areas where the supply of potable water is scarce and we believe the production of potable water by reverse osmosis desalination is, or will be, profitable. We focus primarily on markets with the following characteristics that make them attractive for our business:

•	inadequate sources of fresh water.
•	favorable regulatory and tax environments.

•	a large proportion of tourist properties (which historically have generated higher volume sales than residential properties).
•	growing populations and economies.

We believe that our potential market includes any location with a demand for, but a limited supply of, potable water. The desalination of seawater is the most widely used process for producing fresh water in areas with an insufficient natural supply. In addition, in many locations, desalination is the only commercially viable means to expand the existing water supply. We believe that our experience in the development and operation of reverse osmosis desalination plants provides us with the capabilities to successfully expand our operations beyond our existing markets and we expect to do so in the coming years.

Key elements of our strategy include:

•	Expanding our existing operations in the Cayman Islands, Belize and The Bahamas. We plan to continue to seek new water supply agreements and licenses and will also focus on renewing our existing service contracts with extended terms and greater production levels.

•	Penetrating new markets. We plan to continue to seek opportunities to profitably expand our operations into new markets that have significant unfulfilled demands for potable water. These markets include the rest of the Caribbean, North, Central and South America, Mexico, Asia and elsewhere that we can provide water on a profitable basis and in favorable regulatory environments. We may pursue these opportunities either on our own or through joint ventures and strategic alliances.

•	Broadening our existing and future operations into complementary services. We continue to consider and pursue opportunities to leverage our water-related expertise to enter complementary service industries, such as wastewater management.

Our company was incorporated in August 1973 under the laws of the Cayman Islands. Our registered office is located at Regatta Office Park, Windward Three, 4th Floor, West Bay Road, Grand Cayman, Cayman Islands. Our mailing address is P.O. Box 1114, Grand Cayman KY1-1102, Cayman Islands and our telephone number is (345) 945-4277. Our website is located at http://www.cwco.com. Information contained on our website does not constitute a part of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We caution readers that this prospectus and the filings incorporated into this prospectus by reference include “forward-looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” or “will” or the negative thereof or other variations thereon and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, including those set forth under the heading “Risk Factors” beginning on page 3 and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

2

You are cautioned that all forward-looking statements involve risks and uncertainties, detailed in our filings with the U.S. Securities and Exchange Commission (the “Commission”). You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

RISK FACTORS

Investing in our ordinary shares involves risks. Prior to making a decision about investing in our ordinary shares, you should consider carefully the factors discussed below and the information contained in our Annual Report on Form 10-K for the year ended December 31, 2012. Each of these risks, as well as other risks and uncertainties not presently known to us or that we currently deem immaterial, could adversely affect our business, results of operations, cash flows and financial condition, and cause the value of our ordinary shares to decline, which may result in the loss of part or all of your investment.

Our exclusive license to provide water to retail customers in the Cayman Islands may not be renewed in the future.

In the Cayman Islands, we provide water to retail customers under a license issued to us in July 1990 by the Cayman Islands government that grants us the exclusive right to provide water to retail customers within our licensed service area. Our service area is comprised of an area on Grand Cayman that includes the Seven Mile Beach and West Bay areas, two of the three most populated areas in the Cayman Islands. For the year ended December 31, 2012, we generated approximately 37% of our consolidated revenues and 52% of our consolidated gross profits from the retail water operations conducted pursuant to our exclusive license.   If we are not in default of any terms of the license, we have a right of first refusal to renew the license on terms that are no less favorable than those that the government offers to any third party.

This license was set to expire on July 10, 2010; however, we and the Cayman Islands government have extended the license several times in order to provide sufficient time to negotiate the terms of a new license agreement. The most recent extension of our license expires March 30, 2013.

In February 2011, the Water Production and Supply Law, 2011 (which replaces the Water (Production and Supply) Law (1996 Revision) under which the Company is licensed) and the Water Authority (Amendment) Law, 2011 (the “New Laws”) were published and are now in full force and effect. Under the New Laws, the Water Authority-Cayman (the “WAC”) would issue any new license which could include a rate of return on invested capital model described below.

We have been advised in correspondence from the Cayman Islands government and the WAC that: (i) the WAC is now the principal negotiator, and not the Cayman Islands government, in these license negotiations, and (ii) the WAC has determined that a rate of return on invested capital model (“RCAM”) is in the best interest of the public and the Company’s customers.  RCAM is the rate model currently utilized in the electricity transmission and distribution license granted by the Cayman Islands government to the Caribbean Utilities Company, Ltd.

In July 2012, in an effort to resolve several issues relating to our retail license renewal negotiations, we filed an Application for Leave to Apply for Judicial Review (the “Application”) with the Grand Court of the Cayman Islands (the “Court”), stating that: (i) certain provisions of the Water Authority Law, 2011 and the Water (Production and Supply) Law, 2011, appear to be incompatible, (ii) the WAC’s roles as the principal license negotiator, statutory regulator and our competitor put the WAC in a position of hopeless conflict, and (iii) the WAC’s decision to replace the rate structure under our current exclusive license with RCAM was predetermined and unreasonable.

3

Throughout the course of the retail license renewal negotiations, we have objected to the use of RCAM on the basis that we believe such a model would not promote the efficient operation of our water utility and could ultimately increase water rates to our customers.

In October 2012, we were notified that the Court agreed to consider the issues raised in the Application. As a result, our Company, the Cayman Islands government and the WAC will have the opportunity to present their positions to the Court in a trial proceeding.

If we do not ultimately enter into a new license agreement and no other party is awarded a license, we expect to be permitted to continue to supply water to our service area.

The Cayman Islands government could offer a third party a license to service some or all of our present service area. In such event, we may assume the license offered to the third party by exercising our right of first refusal.  However, the terms of any new license agreement may not be as favorable to us as the terms under which we are presently operating and could materially reduce the operating income and cash flows that we have historically generated from our retail license and could require us to record an impairment loss to further reduce the $3,499,037 carrying value of our goodwill. Such impairment loss could be material to our results of operations.

We rely on fixed-term water supply agreements with our bulk customers in the Cayman Islands, Belize and The Bahamas, which may not be renewed or may be renewed on terms less favorable to us.

All of our bulk water supply agreements are for fixed terms ranging originally from seven to 23 years and with a range of less than one to 20 years remaining. Upon expiration, these agreements may not be renewed or may be renewed on terms less favorable to us. In addition, certain of these agreements for plants not owned by us provide for our customers to take over the operations of the plant upon expiration of the contract term. If this occurs, we may no longer generate income from such plants. In instances where we own the plant that produces the water under an agreement that is not renewed or renewed with lower production quantities, we may not be able to find a new customer for the plant’s excess production capacity. If our fixed-term agreements are not renewed or are renewed on terms less favorable to us, our results of operations, cash flows and financial condition could be adversely affected.

We have spent almost $8 million to fund the development costs for a possible project in Mexico and expect to expend significant additional funds in 2013 and 2014 to continue to pursue this project.  However, we may not be successful in completing this project.

In May 2010, we acquired, through our wholly-owned Netherlands subsidiary, Consolidated Water Cooperatief, U.A., a 50% interest in N.S.C. Agua, S.A. de C.V., (“NSC”) a Mexican company, and have since acquired the voting rights for, and an option to purchase, an additional 25% interest in this company. NSC has been formed to pursue a project encompassing the construction, ownership and operation of a 100 million gallon per day seawater reverse osmosis desalination plant to be located in northern Baja California, Mexico and an accompanying pipeline to deliver water to a Mexican potable water system and the U.S. border. We believe such a project can be successful due to what we anticipate will be a growing need for a new potable water supply for the areas of northern Baja California, Mexico and Southern California, United States. To complete this project, we have engaged two engineering groups with extensive regional and/or technical experience and have partnered with Doosan Heavy Industries and Construction (“DHIC”), a global leader in the engineering, procurement and construction of large seawater desalination plants. Once completed, one of our subsidiaries would operate the plant and we would retain a minority position in its ownership. NSC is in the development stage, and is presently involved in (i) purchasing additional land on which to build the plant, (ii) seeking contracts for the electric power and feed water sources for the plant’s proposed operations, and (iii) conducting (under a Memorandum of Understanding with DHIC) an equipment piloting plant and water quality data collection program at the proposed feed water source. In addition to completing these activities, NSC will be required to complete various other steps before it can commence construction of the plant and pipeline including, but not limited to, obtaining approvals and permits from various governmental agencies in Mexico and the United States, securing contracts with its proposed customers to sell water in sufficient quantities and at prices that make the project financially viable, and obtaining equity and debt financing for the project. NSC’s potential customers will also be required to obtain various governmental permits and approvals in order to purchase water from NSC.

4

For our 50% interest in NSC, we provided the initial funding of $4.0 million in the form of equity for NSC’s development activities and have also provided all subsequent funding for NSC. Because we exercise effective financial control over NSC and our partners in NSC have not participated in NSC’s funding, we consolidate NSC’s results of operations. Included in our consolidated results of operations for the years ended December 31, 2012, 2011 and 2010 are approximately $1.7 million, $3.0 million and $1.7 million, respectively, in general and administrative expenses from NSC, consisting of organizational, legal, accounting, engineering, consulting and other costs relating to its project development activities. The assets and liabilities of NSC included in our consolidated balance sheet amounted to approximately $1,452,000 and $116,000, respectively, as of December 31, 2012 and approximately $121,000 and $367,000, respectively, as of December 31, 2011.

In February 2012, we acquired an option, exercisable through February 7, 2014, to purchase the shares of one of the other shareholders of NSC along with an immediate power of attorney to vote those shares. As a result, we now have effective control of NSC.

In July 2012, NSC obtained an extension of the purchase contract for a portion of the land on which the proposed plant would be constructed. In exchange for additional prepayments of (i) $500,000 paid at signing of the extension and (ii) a further $500,000 payable on May 15, 2013, NSC was granted an extension of the purchase agreement until May 15, 2014. NSC is currently negotiating a purchase agreement for an additional parcel of land.

In August 2012, NSC and DHIC extended their Memorandum of Understanding for 18 months from August 19, 2012, pursuant to which DHIC provided and installed and is operating an equipment piloting plant and collecting water quality data from the proposed feed water source site in Rosarito Beach, Baja California, Mexico. This amended Memorandum of Understanding requires that NSC negotiate exclusively with DHIC for the construction of the 100 million gallon per day seawater reverse osmosis desalination plant and further requires payment by NSC to DHIC of up to $500,000 as compensation for the operation and maintenance of the equipment piloting plant should NSC not award the engineering, procurement and construction contract for the project to DHIC.

We estimate that it will take at least through the second quarter of 2014 for NSC to complete all of the development activities (which include completing the site piloting plant activities, purchasing the land for the plant, securing feed water and power supplies, completing the engineering and feasibility studies, negotiating customer contracts, obtaining required regulatory permits and arranging the project financing) necessary to commence construction of the plant. During 2013, we expect to incur an additional $5.7 million in expenses for these project development activities and to pay an additional $2.2 million in deposits for the parcels of land for the project. We expect to incur additional development expenses for this project in 2014. However, NSC may ultimately be unable to complete all of the activities necessary to begin construction of the project.

We do not have voting control over our affiliate, OC-BVI. Should our interests and the interests of OC-BVI’s other voting shareholder diverge, the operations of OC-BVI could be adversely affected which could decrease the value of our investment in OC-BVI.

We own 43.5% of the equity and 50% of the voting shares of OC-BVI. We and Sage, which owns the remaining 50% of the voting shares, are each entitled to appoint three of the six directors of OC-BVI. If a tie vote of the directors occurs on any matter, the president of the Caribbean Water and Wastewater Association, a regional trade association comprised primarily of government representatives, is entitled to appoint a temporary director to cast the deciding vote. As a result, although we provide operating management and engineering services to OC-BVI, we share the overall management of OC-BVI with Sage and do not fully control its operations. A divergence of our interests and the interests of Sage could adversely affect the operations of OC-BVI and in turn decrease the value of our investment in OC-BVI, in which case we could be required to record an impairment charge to reduce the carrying value of our investment in OC-BVI. Such an impairment charge would reduce our earnings and could have a significant adverse impact on our result of operations and financial condition.

5

The profitability of our plants is dependent upon our ability to accurately estimate the costs of their construction and operation.

The cost estimates we prepare in connection with the construction and operation of our plants are subject to inherent uncertainties. Additionally, the terms of our supply contracts may require us to guarantee the price of water on a per unit basis, subject to certain annual inflation and monthly energy cost adjustments, and to assume the risk that the costs associated with producing this water may be greater than anticipated. Because we base our contracted price of water in part on our estimation of future construction and operating costs, the profitability of our plants is dependent on our ability to estimate these costs accurately. The cost of materials and services and the cost of the delivery of such services may increase significantly after we submit our bid for a plant, which could cause the gross profit and net return on investment for a plant to be less than we anticipated when the bid was made. The profit margins we initially expect to generate from a plant could be further reduced if future operating costs for that plant exceed our estimates of such costs. These future operating costs could be affected by a variety of factors, including lower than anticipated production efficiencies and hydrological conditions at the plant site that differ materially from those we believe would exist at the time we submitted our bid. Any construction and operating costs for our plants that significantly exceed our initial estimates could adversely affect our results of operations, financial condition and cash flows.

We could be required to record an impairment charge to further reduce the carrying value of our goodwill should we experience further weakness in the market price of our ordinary shares.

At times during the past two years the carrying value of our shareholders equity has exceeded our market capitalization. A decline in the market price of a company’s common stock below its book value is one indication under U.S. generally accepted accounting principles that the carrying value of a company’s goodwill may exceed its implied fair value.

We recorded an impairment charge of $88,717 against our goodwill for the year ended December 31, 2012. Our remaining goodwill amounted to $3,499,037 as of December 31, 2012. Should the market price of our ordinary shares decline significantly in the future or should our ordinary shares continue to trade at market prices lower than its book value, we may be required to record additional impairment charges for a portion or all of this goodwill. Such impairment charges could have an adverse impact on our results of operations.

A significant portion of our consolidated revenues are derived from two customers. A loss of, or a less favorable relationship with, either of these customers could adversely affect us.

Our top two bulk water customers, the Water Authority-Cayman and the Water and Sewerage Corporation of The Bahamas, accounted for approximately 14% and 44%, respectively, of our consolidated revenues for the year ended December 31, 2012.  If either of these customers terminate or decide not to renew their contracts with us, or renew such contracts on terms that are less favorable to us, or become unable for financial or other reasons to comply with the terms of our contracts with them, our results of operations, cash flows and financial condition could be adversely affected.

Possible future regulatory oversight and control could adversely impact our Belize operations.

By Statutory Instrument No. 81 of 2009, the Minister of Public Utilities of the government of Belize published an order, the Public Utility Provider Class Declaration Order, 2009 (the “Order”), which as of May 1, 2009 designated Consolidated Water (Belize) Limited (“CW-Belize”) as a public utility provider under the laws of Belize. With this designation, the Public Utilities Commission of Belize (the “PUC”) has the authority to set the rates charged by CW-Belize and to otherwise regulate its activities. On November 1, 2010, CW-Belize received a formal complaint from the PUC alleging that CW-Belize was operating without a license under the terms of the Water Industry Act. CW-Belize applied for this license in December 2010. On July 29, 2011, the PUC issued the San Pedro Public Water Supply Quality and Security Complaint Order (the “Second Order”) which among other things requires that (i) CW-Belize and its customer jointly make a submission to the responsible Minister requesting that the area surrounding CW-Belize’s seawater abstraction wells be designated a forest reserve or national park and be designated a Controlled Area under section 58 of the Water Industry Act, (ii) CW-Belize submit an operations manual for CW-Belize’s desalination plant to the PUC for approval, (iii) CW-Belize and its customer modify the water supply agreement between the parties to (a) include new water quality parameters included in the Order and (b) cap the current exclusive water supply arrangement in the agreement at a maximum of 450,000 gallons per day, (iv) CW-Belize keep a minimum number of replacement seawater RO membranes in stock at all times and (v) CW-Belize take possession of and reimburse the PUC for certain equipment which the PUC purchased from a third-party in late 2010. CW-Belize has applied for declaratory judgment and has been granted a temporary injunction to stay the enforcement of the Second Order by the PUC until such time as the matter could be heard by the Belize courts. The initial hearing on this matter was conducted on October 30 and 31, 2012 with an additional hearing on November 29, 2012. The ruling on this case is pending. An unfavorable ruling on the Order or the Second Order could have an adverse impact on our results of operations, cash flows or financial condition.

6

Our operations are affected by tourism and are subject to seasonal fluctuations which could affect the demand for our water.

Our operations are affected by the levels of tourism and are subject to seasonal variations in our service areas. Demand for our water in the Cayman Islands, Belize, Bimini and the Bahamas is affected by variations in the level of tourism and local weather, primarily rainfall. Tourism in our service areas is affected by the economies of the tourists’ home countries, primarily the United States and Europe, terrorist activity and perceived threats thereof, and increased costs of fuel and airfares. We normally sell more water during the first and second quarters, when the number of tourists is greater and local rainfall is less, than in the third and fourth quarters. A downturn in tourism or greater than expected rainfall in the locations we serve could adversely affect our revenues, cash flows and results of operations.

We may have difficulty accomplishing our growth strategy within and outside of our current operating areas.

Our expansion both within our current operating areas and into new areas involves significant risks, including, but not limited to, the following:

•	regulatory risks, including government relations difficulties, local regulations, currency controls and fluctuations in currency exchange rates;

•	receiving and maintaining necessary permits, licenses and approvals;

•	political instability, reliance on local economies, environmental problems, shortages of materials, immigration restrictions and limited skilled labor;

•	risks related to development of new operations, including inaccurate assessment of the demand for water, engineering difficulties and inability to begin operations as scheduled; and

•	risks relating to greater competition in these new territories, including the ability of our competitors to gain or retain market share by reducing prices.

Even if we successfully expand our operations, we may have difficulty managing our growth. We cannot assure you that any new operations within or outside of our current operating areas will attain or maintain profitability or that the results from these new operations will not adversely impact our results of operations, cash flows and financial condition.

Production shortfalls under any of our bulk supply contracts could result in penalties or cancellation of the contract.

Our bulk water supply contracts require us to deliver specified minimum volumes of water. Membrane fouling or other technical problems could occur at any of our plants, and if we are unable to meet the production minimums due to such operating issues, we could be in technical default of the supply contract and subject to various adverse consequences, including financial penalties or cancellation of the contract.

7

Our operations could be harmed by hurricanes or tropical storms.

A hurricane or tropical storm could cause major damage to our equipment and properties and the properties of our customers, including the large tourist properties in our areas of operation. For example, in September 2004 Hurricane Ivan caused significant damage to our plants and our customers’ properties, which adversely affected our revenues. Any future damage could cause us to lose use of our equipment and properties and incur additional repair costs. Damage to our customers’ properties and the adverse impact on tourism could result in a decrease in water demand. A hurricane or tropical storm could also disrupt the delivery of equipment and supplies, including electricity, necessary to our operations. These and other possible effects of hurricanes or tropical storms could have an adverse impact on our results of operations, cash flows and financial condition.

Contamination of our processed water may cause disruption in our services and adversely affect our revenues.

Our processed water may become contaminated by natural occurrences and by inadvertent or intentional human interference, including acts of terrorism. In the event that a portion of our processed water is contaminated, we may have to interrupt the supply of water until we are able to install treatment equipment or substitute the flow of water from an uncontaminated water production source. In addition, we may incur significant costs in order to treat a contaminated source of plant feed water through expansion of our current treatment facilities, or development of new treatment methods. An inability by us to substitute processed water from an uncontaminated water source or to adequately treat the contaminated plant feed water in a cost-effective manner may have an adverse effect on our results of operations, cash flows and financial condition.

Potential government decisions, actions and regulations could negatively affect our operations.

We are subject to the local regulations of the Cayman Islands, Belize, the British Virgin Islands, and The Bahamas, all of which are subject to change. Any government that regulates our operations may issue legislation or adopt new regulations, including but not limited to:

•	restricting foreign ownership (by us);

•	providing for the expropriation of our assets by the government;

•	providing for nationalization of public utilities by the government;

•	providing for different water quality standards;

•	unilaterally changing or renegotiating our licenses and agreements;

•	restricting the transfer of U.S. currency; or

•	causing currency exchange fluctuations/devaluations or making changes in tax laws.

As new laws and regulations are issued, we may be required to modify our operations and business strategy, which we may be unable to do in a cost-effective manner. Failure by us to comply with applicable regulations could result in the loss of our licenses or authorizations to operate, the assessment of penalties or fines, or otherwise may have a material adverse effect on our results of operations.

The rates we charge our retail customers in the Cayman Islands are subject to regulation. If we are unable to obtain government approval of our requests for rate increases, or if approved rate increases are untimely or inadequate to cover our projected expenses, our results of operations may be adversely affected.

Under our exclusive retail license in the Cayman Islands, with the exception of annual inflation-related and monthly energy-related adjustments, we cannot increase the base rates we charge our retail customers without prior approval from the Cayman Islands government. However, the expenses we incur in supplying water under this license may increase due to circumstances that were unforeseen at the time we entered into the license. We may incur additional costs in attempting to obtain government approval of any rate increase, which may be granted on a delayed basis, if at all. Failure to obtain timely and adequate rate increases could have an adverse effect on our results of operations, cash flows and financial condition.

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We rely on the efforts of key employees. Our failure to retain these employees could adversely affect our results of operations.

Our success depends upon the abilities of our executive officers. In particular, the loss of the services of Fredrick W. McTaggart, our President and Chief Executive Officer, could be detrimental to our operations and our continued success. Mr. McTaggart has an employment agreement expiring on December 31, 2015. Each year, the term of this agreement may be extended for an additional year. However, we cannot guarantee that Mr. McTaggart will continue to work for us during the term of his agreement or will enter into any extensions thereof.

We are exposed to credit risk through our relationships with several customers.

We are subject to credit risk posed by possible defaults in payment by our bulk water customers in the Cayman Islands, Belize, the British Virgin Islands and The Bahamas and by possible defaults in payment by the Water Authority-Cayman on their loans payable to us. Adverse economic conditions affecting, or financial difficulties of, those parties could impair their ability to pay us or cause them to delay payment. We depend on these parties to pay us on a timely basis. Our outstanding accounts receivable are not covered by collateral or credit insurance. Any delay or default in payment could adversely affect our results of operations, cash flows, and financial condition.

We are exposed to the risk of variations in currency exchange rates.

Although we report our results in United States dollars, the majority of our revenues are earned in other currencies. Although many of these of the currencies have been fixed to the United States dollar for more than 20 years others (the Mexico peso, Indonesian rupiah and the euro) are not. We do not employ hedging strategies against the foreign current exchange rate risk associated with conducting business in foreign currencies while reporting in United States dollars. If any of the fixed exchange rates becomes a floating exchange rate, or the other currencies in which we conduct business depreciate significantly against the United State dollar, our results of operations and financial condition could be adversely affected.

We may enter new markets in the future in which we do not have a contractual commitment for our products or existing customers.

Our strategy contemplates potential entry into new markets (such as Mexico, Indonesia and other countries) where we believe a demand for potable water exists beyond the current supply of potable water in those markets. We may incur significant business development expenses in the pursuit of new markets prior to obtaining a contract for services in these markets, and such expenses could have an adverse impact on our results of operations and cash flows. We may decide to enter such markets by building new reverse osmosis desalination plants before we have obtained a contract for the sale of water produced by the new plant or before we have established a customer base for the water produced by the new plant. If after completing such plant we are unable to obtain a contract or sufficient number of customers for the plant, we may be unable to recover the cost of our investment in the plant, which could have a material adverse effect on our results of operations, cash flows and financial condition.

We may not pay dividends in the future. If dividends are paid, they may be in lesser amounts than past dividends.

Our shareholders may receive dividends out of legally available funds if, and when, they are declared by our Board of Directors. We have paid dividends in the past, but may cease to do so at any time. We may incur increased operating or development expenses or capital requirements or additional indebtedness in the future that may restrict our ability to declare and pay dividends. We may also be restricted from paying dividends in the future due to restrictions imposed by applicable corporate laws, our results of operations, cash flows and financial condition, covenants contained in our financing agreements, and other factors considered by our Board of Directors. We may not continue to pay dividends in the future or, if dividends are paid, they may not be in amounts similar to past dividends.

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Service of process and enforcement of legal proceedings commenced against us in the United States may be difficult to obtain.

We are incorporated under the laws of the Cayman Islands and most of our assets are located outside of the United States. In addition, 10 of our 16 directors and executive officers reside outside the United States. As a result, it may be difficult for investors to affect service of process within the United States upon us and such other persons, or to enforce judgments obtained against such persons in United States courts, and bring any action, including actions predicated upon the civil liability provisions of the United States securities laws. In addition, it may be difficult for investors to enforce, in original actions brought in courts or jurisdictions located outside of the United States, rights predicated upon the United States securities laws.

Based on the advice of our Cayman Islands legal counsel, we believe there is no reciprocal statutory enforcement of foreign judgments between the United States and the Cayman Islands, and that foreign judgments originating from the United States are not directly enforceable in the Cayman Islands. A prevailing party in a United States proceeding against us or our officers or directors would have to initiate a new proceeding in the Cayman Islands using the United States judgment as evidence of the party’s claim. A prevailing party could rely on the summary judgment procedures available in the Cayman Islands, subject to available defenses in the Cayman Islands courts, including, but not limited to, the lack of competent jurisdiction in the United States courts, lack of due service of process in the United States proceeding and the possibility that enforcement or recognition of the United States judgment would be contrary to the public policy of the Cayman Islands.

Depending on the nature of damages awarded, civil liabilities under the Securities Act, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for original actions instituted outside the Cayman Islands may or may not be enforceable. For example, a United States judgment awarding remedies unobtainable in any legal action in the courts of the Cayman Islands, such as treble damages, would likely not be enforceable under any circumstances.

Low trading volume of our stock may limit your ability to sell your shares at or above the price you pay for them.

During the year ended December 31, 2012, the average daily trading volume of our ordinary shares was approximately 76,000 shares, a much lower trading volume than the stock of many other companies listed on the NASDAQ Global Select Market. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the market of willing buyers and sellers of our ordinary shares at any given time. This presence in turn depends on the individual decisions of investors and general economic and market conditions over which we have no control. As a consequence of the limited volume of trading in our ordinary shares, an investor in our stock may have difficulty selling a large number of our ordinary shares in the manner or at the price that might be attainable if our ordinary shares were more actively traded. In addition, as a result of our low trading volume, the market price of our ordinary shares may not accurately reflect their value.

We are subject to anti-takeover measures that may discourage, delay or prevent a change of control of our Company.

Classified Board of Directors. We have a classified Board of Directors that consists of three groups. Only one group of directors is elected each year. Our classified Board may increase the length of time necessary for an acquirer to change the composition of a majority of directors in order to gain control of our Board.

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Option Deed. Our Board of Directors has adopted an Option Deed that is intended to improve the bargaining position of our Board of Directors in the event of an unsolicited offer to acquire our outstanding stock. Under the terms of the Option Deed, a stock purchase right is attached to each of our current or future outstanding ordinary shares issued prior to the time the purchase rights become exercisable, are redeemed or expire. The purchase rights will become exercisable only if an individual or group has acquired, or obtained the right to acquire, or announced a tender or exchange offer that if consummated would result in such individual or group acquiring beneficial ownership of 20% or more of our outstanding ordinary shares. Upon the occurrence of a triggering event, the rights will entitle every holder of our ordinary shares, other than the acquirer, to purchase our shares or shares of our successor on terms that would likely be economically dilutive to the acquirer. Under certain circumstances, instead of ordinary shares, our Board of Directors may issue cash or debt securities. Our Board of Directors, however, has the power to amend the Option Deed so that it does not apply to a particular acquisition proposal or to redeem the rights for a nominal value before they become exercisable. These features will likely encourage an acquirer to negotiate with our Board of Directors before commencing a tender offer or to condition a tender offer on our Board of Directors taking action to prevent the purchase rights from becoming exercisable. In March 2007, our Board extended the expiration date of the Option Deed through July 2017.

As a result of these anti-takeover measures, we could deter efforts to make changes to, or exercise control over, current management. In addition, our shareholders may not have an opportunity to sell their ordinary shares to a potential acquirer at the acquirer’s offering price, which is typically at a premium to market price.

Restrictive covenants in our credit facilities and trust deeds could adversely affect our business by limiting our flexibility; our failure to comply with these covenants could cause foreclosure on our assets.

Our credit facilities and the trust deeds governing the terms of our debt securities contain restrictive covenants. These covenants and requirements limit our ability, without approval of the lender or trustee, to take various actions, including incurring additional debt, making capital expenditures, guaranteeing indebtedness, engaging in various types of transactions, including mergers and sales of assets, and paying dividends and making distributions or other restricted payments. These covenants could place us at a disadvantage compared to some of our competitors which may not be required to operate under these or similar restrictions. Further, these covenants could have an adverse effect on our business by limiting our ability to take advantage of financing, acquisition or investment opportunities. A material breach of any of these covenants would constitute a default under our credit facilities or trust deeds. In the event of default, the lender or trustee may accelerate repayment of our outstanding indebtedness. If we are unable to repay the amounts accelerated, the lender or trustee has the right to foreclose on substantially all of our assets, which we have pledged to secure that indebtedness. Foreclosure upon our assets would have a significant adverse effect on our results of operations, cash flows, financial condition and ability to continue operations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling shareholders. The proceeds from the sale of the ordinary shares offered under this reoffer prospectus are solely for the account of the selling shareholders named in this prospectus.

SELLING SHAREHOLDERS

All of the ordinary shares registered for sale under this reoffer prospectus will be owned, prior to the offer and sale of such shares, by our directors, officers and employees listed below (the “selling shareholders”).

We are registering the ordinary shares covered by this reoffer prospectus for the selling shareholders. As used in this reoffer prospectus, “selling shareholders” includes the pledgees, donees, transferees or others who may later hold the selling shareholders’ interests. We will pay the costs and fees of registering the ordinary shares covered by this reoffer prospectus, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of such shares.

The selling shareholders may sell their ordinary shares by means of this reoffer prospectus and any applicable prospectus supplement, or they may decide to sell them by other means, including pursuant to Rule 144 under the Securities Act. However, the selling shareholders are not obligated to sell their ordinary shares at all.

Because the selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act and will need to deliver copies of this reoffer prospectus to purchasers at or before the time of any sale of the shares being sold pursuant hereto. If we are required to supplement this reoffer prospectus or post-effectively amend the registration statement of which it is a part in order to disclose a specific plan of distribution of the selling shareholders, the supplement or amendment will describe the particulars of the plan of distribution, including the ordinary shares, purchase price and names of any agent, broker, dealer, or underwriter, or arrangements relating to any such person or entity or applicable commissions.

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Additional information related to the selling shareholders and the plan of distribution may also be provided in one or more prospectus supplements.

Under applicable rules and regulations under the Exchange Act, no person engaged in the distribution of the shares covered by this reoffer prospectus may simultaneously engage in market making activities with respect to our ordinary shares for a restricted period commencing immediately prior to the distribution of the shares and lasting throughout the distribution period. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, the provisions of which may limit the timing of purchases and sales of other ordinary shares (other than the shares being sold pursuant hereto) by the selling shareholders.

The following table sets forth:

•	the name of each affiliated and non-affiliated selling shareholder;

•	the number of ordinary shares owned beneficially, directly or indirectly, by each selling shareholder prior to the offering;

•	the maximum number of ordinary shares to be offered by the selling shareholders pursuant to this reoffer prospectus; and

•	the number of ordinary shares to be owned by each selling shareholder following the sale of the shares pursuant hereto.

Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of any security or other right. The information as to the number of ordinary shares owned by each selling shareholder is based upon our books and records and the information provided by our transfer agent. The inclusion in the table below of the individuals named therein shall not be deemed to be an admission that any such individuals are our “affiliates.”

We may amend or supplement this prospectus from time to time to update the disclosure set forth in the table. Because the selling shareholders identified in the table may sell some or all of the shares owned by them which are included in this reoffer prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of such shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling shareholders upon termination of the offering made hereby. We have therefore assumed, for the purposes of the following table, that the selling shareholders will sell all of the shares owned by them which are being offered hereby, but will not sell any other ordinary shares that they presently own.

Selling Shareholder	Shares Held Before the Offering		Shares Being Offered (1)	Shares Held After the Offering	Percentage of Shares Owned After Offering(2)
Frederick W. McTaggart	148,329	(3)	35,000	124,995	*
David W. Sasnett	53,154	(4)	57,874	4,722	*
John Tonner	11,200	(5)	18,000	5,200	*
Gregory S. McTaggart	131,804	(6)	33,368	103,157	*
Ramjeet Jerrybandan	41,172	(7)	43,559	3,514	*
Robert B. Morrison	24,075	(8)	16,890	7,185	*
Gerard J. Pereira	35,608	(9)	30,363	9,965	*
Douglas R. Vizzini	22,110	(10)	25,860	—	*
Brent Brodie	3,866	(11)	5,800	—	*
					*

*	Less than 1%.
(1)	Consists entirely of shares granted to the selling shareholder pursuant to the Compensation Plan.
(2)	Based on 14,593,011 ordinary shares outstanding as of March 13, 2013.

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(3)	Includes 124,995 ordinary shares owned by Mr. McTaggart and options to purchase 23,334 ordinary shares exercisable within 60 days of the date of this prospectus, but does not include 11,666 ordinary shares underlying options that are not exercisable within 60 days of the date of this prospectus. The address of Mr. McTaggart is c/o Consolidated Water Co. Ltd., Regatta Office Park, Windward Three, 4th Floor, West Bay Road, P.O. Box 1114, Grand Cayman, KY1-1102, Cayman Islands.
(4)	Includes 4,722 ordinary shares owned by Mr. Sasnett and options to purchase 48,432 ordinary shares exercisable within 60 days of the date of this prospectus, but does not include 9,442 ordinary shares underlying options that are not exercisable within 60 days of the date of this prospectus. The address of Mr. Sasnett is c/o Consolidated Water Co. Ltd., Regatta Office Park, Windward Three, 4th Floor, West Bay Road, P.O. Box 1114, Grand Cayman, KY1-1102, Cayman Islands.
(5)	Includes 5,200 ordinary shares owned by Mr. Tonner and options to purchase 6,000 ordinary shares exercisable within 60 days of the date of this prospectus, but does not include 12,000 ordinary shares underlying options that are not exercisable within 60 days of the date of this prospectus. The address of Mr. Tonner is c/o Consolidated Water Co. Ltd., Regatta Office Park, Windward Three, 4th Floor, West Bay Road, P.O. Box 1114, Grand Cayman, KY1-1102, Cayman Islands.
(6)	Includes 103,157 ordinary shares owned by Mr. McTaggart and options to purchase 28,647 ordinary shares exercisable within 60 days of the date of this prospectus, but does not include 4,721 ordinary shares underlying options that are not exercisable within 60 days of the date of this prospectus. The address of Mr. McTaggart is c/o Consolidated Water Co. Ltd., Regatta Office Park, Windward Three, 4th Floor, West Bay Road, P.O. Box 1114, Grand Cayman, KY1-1102, Cayman Islands.
(7)	Includes 3,514 ordinary shares owned by Mr. Jerrybandan and options to purchase 35,658 ordinary shares exercisable within 60 days of the date of this prospectus, but does not include 7,901 ordinary shares underlying options that are not exercisable within 60 days of the date of this prospectus. The address of Mr. Jerrybandan is c/o Consolidated Water Co. Ltd., Regatta Office Park, Windward Three, 4th Floor, West Bay Road, P.O. Box 1114, Grand Cayman, KY1-1102, Cayman Islands.
(8)	Includes 7,185 ordinary shares owned by Mr. Morrison and options to purchase 15,875 ordinary shares exercisable within 60 days of the date of this prospectus, but does not include 1,015 ordinary shares underlying options that are not exercisable within 60 days of the date of this prospectus. The address of Mr. Morrison is c/o Consolidated Water Co. Ltd., Regatta Office Park, Windward Three, 4th Floor, West Bay Road, P.O. Box 1114, Grand Cayman, KY1-1102, Cayman Islands.
(9)	Includes 9,965 ordinary shares owned by Mr. Pereira and options to purchase 25,643 ordinary shares exercisable within 60 days of the date of this prospectus, but does not include 4,720 ordinary shares underlying options that are not exercisable within 60 days of the date of this prospectus. The address of Mr. Pereira is c/o Consolidated Water Co. Ltd., Regatta Office Park, Windward Three, 4th Floor, West Bay Road, P.O. Box 1114, Grand Cayman, KY1-1102, Cayman Islands.
(10)	Includes options to purchase 22,110 ordinary shares exercisable within 60 days of the date of this prospectus, but does not include 3,750 ordinary shares underlying options that are not exercisable within 60 days of the date of this prospectus. The address of Mr. Vizzini is c/o Consolidated Water Co. Ltd., Regatta Office Park, Windward Three, 4th Floor, West Bay Road, P.O. Box 1114, Grand Cayman, KY1-1102, Cayman Islands.
(11)	Includes options to purchase 3,866 ordinary shares exercisable within 60 days of the date of this prospectus, but does not include 1,934 ordinary shares underlying options that are not exercisable within 60 days of the date of this prospectus. The address of Mr. Brodie is c/o Consolidated Water Co. Ltd., Regatta Office Park, Windward Three, 4th Floor, West Bay Road, P.O. Box 1114, Grand Cayman, KY1-1102, Cayman Islands.

PLAN OF DISTRIBUTION

The ordinary shares covered by this reoffer prospectus are being registered by us for the account of the selling shareholders and their successors, including their transferees, pledgees or donees or their successors.

The ordinary shares offered hereby may be sold from time to time directly by or on behalf of the selling shareholders in one or more transactions on the NASDAQ Global Select Market or on any stock exchange on which the ordinary shares may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. A selling shareholder may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling shareholder and/or purchasers of the shares or both. Such compensation as to a particular broker or dealer may be in excess of customary commissions.

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In connection with their sales, a selling shareholder and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.

We are bearing all costs relating to the registration of the ordinary shares covered by this reoffer prospectus. Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the selling shareholder or other party selling such shares. In order to comply with certain states’ securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained or complied with. Sales of the shares must also be made by the selling shareholders in compliance with all other applicable state securities laws and regulations.

In addition to any shares sold hereunder, selling shareholders may sell ordinary shares in compliance with Rule 144. There is no assurance that the selling shareholders will sell all or a portion of the ordinary shares offered hereby.

The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities in connection with the offering of the shares arising under the Securities Act.

We have notified the selling shareholders of the need to deliver a copy of this reoffer prospectus in connection with any sale of the shares.

LEGAL MATTERS

The validity of the ordinary shares being offered hereby has been passed upon by our Cayman Islands counsel, Conyers Dill & Pearman (Cayman) Limited, Grand Cayman, Cayman Islands.

AVAILABLE INFORMATION

We have filed with the Commission a registration statement on Form S-8 under the Securities Act with respect to the ordinary shares offered hereby. This reoffer prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the ordinary shares offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this reoffer prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are subject to the informational reporting requirements of the Exchange Act, and file reports, proxy statements and other information with the Commission. These reports and other information can be inspected and copied at the Public Reference Room of the Commission, located at 100 F Street, NE, Washington, D.C. 20549. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants, including us, that are filed electronically with the Commission. The address of this website is www.sec.gov. In addition, you may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

A copy of any document incorporated by reference in the registration statement of which this reoffer prospectus forms a part but which is not delivered with this reoffer prospectus will be provided by us without charge to any person to whom this reoffer prospectus has been delivered upon the oral or written request of that person. Requests should be directed to the attention of the Vice President of Finance of Consolidated Water, at 5810 Coral Ridge Drive, Suite 220, Coral Springs FL, 33076, having a general telephone number of (954) 509-8200.

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You should only rely on the information incorporated by reference or provided in this reoffer prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The ordinary shares are not being offered in any state where the offer is not permitted. You should not assume that the information in this reoffer prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this prospectus.

INCORPORATED DOCUMENTS

We are incorporating by reference certain information that we have filed with the Commission under the informational requirements of the Exchange Act, which means that we disclose important information to you by referring you to another document filed separately with the Commission. The information contained in the documents we are incorporating by reference is considered to be part of this reoffer prospectus and the information that we later file with the Commission will automatically update and supersede the information contained or incorporated by reference into this reoffer prospectus. We are incorporating by reference:

1. Our Annual Report on Form 10-K filed with the Commission on March 13, 2013, for the fiscal year ended December 31, 2012;

2. the description of our ordinary shares, par value $0.60 per share, contained in Amendment No. 1 to the Registrant’s Registration Statement on Form F-3 filed with the Commission on November 24, 2006; and

3. the description of our Option Deed contained in its Registration Statement on Form F-3 filed with the Commission on December 12, 2006 (Commission File No. 333- 137970), and any other amendment or report filed for the purpose of updating such description.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this reoffer prospectus and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this reoffer prospectus.

We will provide without charge to each person to whom a reoffer prospectus is delivered, upon written or oral request by such person, a copy of any or all of the documents that have been incorporated by reference in this registration statement but not delivered with the reoffer prospectus. Written requests should be sent to:

Consolidated Water Co. Ltd.

Attention: Vice President of Finance

5810 Coral Ridge Drive, Suite 220

Coral Springs FL, 33076

Oral requests should be made by telephoning (954) 509-8200.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR

SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we understand that it is the Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act, as amended, and is, therefore, unenforceable.

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REOFFER PROSPECTUS

266,714 ORDINARY SHARES OF

CONSOLIDATED WATER CO. LTD.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated by reference into this registration statement:

1. the Registrant’s Annual Report on Form 10-K filed with the Commission on March 13, 2013, for the fiscal year ended December 31, 2012;

2. the description of the Registrant’s ordinary shares, par value $0.60 per share, contained in Amendment No. 1 to the Registrant’s Registration Statement on Form F-3 filed with the Commission on November 24, 2006; and

3. the description of the Registrant’s Option Deed contained in its Registration Statement on Form F-3 filed with the Commission on December 12, 2006 (Commission File No. 333- 137970), and any other amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Article 40 of the Registrant’s Articles of Association and indemnification agreements, the Registrant has indemnified its directors and officers from and against all actions, proceedings, costs, charges, losses, damages and expenses incurred in connection with their service as a director or officer. The Registrant has not indemnified its officers or directors for actions, proceedings, costs, charges, losses, damages and expenses incurred by these officers or directors as a result of their willful neglect or default of their obligations to the Registrant.

In addition, the Registrant carries directors’ and officers’ liability insurance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

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4.1	Amended and Restated Memorandum of Association of Consolidated Water Co. Ltd., dated May 14, 2008 (incorporated by reference to Exhibit 3.1 filed as part of the Registrant’s Form 8-K filed June 6, 2008, Commission File No. 0-25248).

4.2	Amended and Restated Articles of Association of Consolidated Water Co. Ltd., dated May 10, 2006 (incorporated by reference to Exhibit 4.2 filed as part of the Registrant’s Form F-3 filed October 12, 2006, Commission File No. 333-137970).

4.3	Amendment to Articles of Association of Consolidated Water Co. Ltd., dated May 11, 2007 (incorporated by reference to Exhibit 3.1 filed as part of the Registrant’s Form 8-K filed May 14, 2007, Commission File No. 0-25248).
4.4	Amendment to Articles of Association of Consolidated Water Co. Ltd. dated May 26, 2009 (incorporated by reference to Exhibit 3.1 filed as part of our Form 8-K filed May 27, 2009, Commission File No. 0-25248).

4.4	Option Deed, dated August 6, 1997, between Consolidated Water Co. Ltd. and American Stock Transfer & Trust Company (incorporated herein by reference to the exhibit filed as part of the Registrant’s Form 6-K dated August 7, 1997, Commission File No. 0-25248).

4.5	Deed of Amendment of Option Deed, dated August 8, 2005 (incorporated herein by reference to Exhibit 4.2 filed as a part of the Registrant’s Form 8-K dated August 11, 2005, Commission File No. 0-25248).

4.6	Second Deed of Amendment of Option Deed, dated September 27, 2005 (incorporated herein by reference to the exhibit filed as a part of the Registrant’s Form 8-K dated October 3, 2005, Commission File No. 0-25248).

4.7	Third Deed of Amendment to Option Deed, dated May 30, 2007 (incorporated herein by reference to Exhibit 4.3 filed as part of the Registrant’s Form 8-K filed June 1, 2007, Commission File No. 0-25248).

4.8	2008 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 filed as part of the Registrant’s Form 10-Q for the fiscal quarter ended September 30, 2008, Commission File No. 0-25248).

4.9	Employee Share Option Plan (incorporated herein by reference to Exhibit 10.26 filed as a part of the Registrant’s Form 10-K for the fiscal year ended December 31, 2001, Commission File No. 0-25248).

5.1	Opinion of Conyers Dill & Pearman (Cayman) Limited regarding legality of securities being registered. *

23.1	Consent of Marcum LLP — Consolidated Water Co. Ltd. *

23.2	Consent of Marcum LLP — Ocean Conversion (BVI) Ltd. *

23.3	Consent of Conyers Dill & Pearman (Cayman) Limited (included in Exhibit 5.1)*

24.1	Power of Attorney (included on signature pages of this Registration Statement). *

*	Filed herewith.

Item 9.	Undertakings.

a. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

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(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

h. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Grand Cayman, Cayman Islands on this 14th day of March, 2013.

CONSOLIDATED WATER CO. LTD.

By:	/s/ Frederick W. McTaggart
Frederick W. McTaggart
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frederick W. McTaggart and David W. Sasnett, jointly and severally, as attorneys-in-fact, each with power of substitution, for such person in any and all capacities, to sign any and all amendments and post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Title	Date

By:	/s/ Wilmer F. Pergande	Chairman of the Board of Directors	March 14, 2013
Wilmer F. Pergande

By:	/s/ Frederick W. McTaggart	Director, Chief Executive Officer and President	March 14, 2013
	Frederick W. McTaggart	(Principal Executive Officer)

By:	/s/ David W. Sasnett	Director, Executive Vice President & Chief Financial Officer	March 14, 2013
	David W. Sasnett	(Principal Financial and Accounting Officer)

By:	/s/ Brian E. Butler	Director	March 14, 2013
Brian E. Butler

By:	/s/ Carson K. Ebanks	Director	March 14, 2013
Carson K. Ebanks

By:	/s/ Richard L. Finlay	Director	March 14, 2013
Richard L. Finlay

By:	/s/ Clarence B. Flowers, Jr.	Director	March 14, 2013
Clarence B. Flowers, Jr.

By:	/s/ Leonard J. Sokolow	Director	March 14, 2013
Leonard J. Sokolow

By:	/s/ Raymond Whittaker	Director	March 14, 2013
Raymond Whittaker

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